Exhibit 10.55
ADDENDUM TO EMPLOYMENT OFFER
FOR LINDA E. AMPER
CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement, dated December 4, 2007, between OSI Pharmaceuticals, Inc. (“OSI”) and Linda E. Amper, Ph.D., provides as follows:
In the event OSI is sold or merged with another company resulting in a change of control (a “Change of Control”), the following shall apply:
1.	All of your outstanding unvested options shall vest and be fully exercisable; and

2.	If your employment with the controlling company is terminated (including if you voluntarily terminate your employment for “Good reason”*) at any time within six (6) months following a Change of Control transaction, unless such termination is for “cause”, death, disability or you voluntarily leave without “Good Reason,” you will be entitled to receive the benefits described below:
(i) A lump sum severance payment equal to your annual salary for a period of twelve (12) months;
(ii) your pro-rated bonus;
(iii) all unpaid, accrued vacation through the date of termination; and
(iv) continued coverage for you and your dependents for twelve (12) months following termination with health benefits substantially similar to those which you and your dependents were receiving immediately prior to the sale or
Change of Control.
*    Good Reason for termination of employment includes (i) a decrease in your total compensation package, (ii) the assignment of duties or responsibilities which are not commensurate with your position immediately prior to the sale or Change of Control, or (iii) you are required to relocate to an office or facility more than forty (40) miles from your present location or forty (40) miles from your home.

OSI Pharmaceuticals, Inc.

By:	/s/ Colin Goddard Colin Goddard	/s/ Linda E. Amper Linda E. Amper, Ph.D.
Chief Executive Officer